Exhibit 5.6

CONSENT OF STEPHEN ROSS

The undersigned hereby consents to the use of the undersigned’s name and the technical and scientific information which is included in, or incorporated by reference into, the registration statement on Form F-10 of Standard Lithium Ltd. being filed with the United States Securities and Exchange Commission.

/s/ Stephen Ross
Stephen Ross, P.Geol.

Date: July 26, 2023